EXHIBIT 10.1

                             [GRAPHIC OMITTED]


Susan B. Esler                         Ashland Inc.
Vice President, Human Resources        50 E. RiverCenter Blvd.
                                       P.O. Box 391
                                       Covington, KY  41012-0391
                                       Tel: 859 815-3543, Fax: 859 815-3693


                                       August 15, 2006
- Via Federal Express -

Robert K. Randolph
130 Millwick Cove
Alpharetta, GA 30005

Dear Kirk:

     Ashland Inc. ("Ashland") considers the services you provide as the President of the APAC group of companies ("APAC") to be essential to its continuing operations. Due to the potential change in ownership of APAC ("the Transaction"), Ashland would like to extend the following offer to you, in order to encourage your continued employment during this transition period. Your acceptance of this offer (the "Letter Agreement") will rescind and replace any other written or verbal agreements in place between you and Ashland and/or APAC concerning your continued employment prior to the close of the Transaction and the severance benefits you are eligible to receive upon a termination of your employment.

     Subject to the conditions provided in this Letter Agreement, in the event you remain employed through the date on which one of the following events occurs (your "Stay Date"), then Ashland will provide you with a lump sum payment ("Retention Bonus") of $350,000, less applicable withholdings, to be paid within 15 days of your Stay Date.

     Your Stay Date will be determined as follows:

     i) In the event your active employment with Ashland ends prior to the close of the sale of APAC, then your Stay Date will be your last day of active employment with Ashland;

     ii) In the event you accept an offer of employment from the purchaser of the APAC business (the "Buyer"), your Stay Date will be the earlier of 6 months from the date of your transfer to Buyer, or the date on which you are released from active employment by the Buyer;

     iii) In the event your position with Ashland is eliminated at the close of the Transaction, and you are not offered employment with the Buyer, or you reject an offer of non-equivalent employment from the Buyer, then your Stay Date will be your last day of active employment with Ashland; For the purpose of this offer "equivalent employment" means an offer of employment that provides you with base compensation of at least the
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Robert K. Randolph
August 15, 2006
Page 2 of 4

          same amount you are receiving in your current position, at a work location not more than 50 miles from your current work location.

     iv) In the event your active employment with Ashland does not end at the close of the Transaction, and you continue to provide transitional support to Ashland relating to the APAC business, then your Stay Date will be the earlier of 24 months from the date of the close of the Transaction, or your last day of active employment with Ashland;

     v) In the event the Transaction does not occur, then your Stay Date will be the date on which negotiations with potential buyers of APAC have concluded without an agreement for the sale of the business, and the decision is made not to seek other prospective buyers for the APAC business.

     In the event your active employment with Ashland terminates as a result of the Transaction, and you meet the conditions for receipt of severance benefits under the APAC Divestiture Severance Program for Executive Level Employees, a copy of which is enclosed, then in addition to the Retention Bonus provided for above, Ashland will offer to you a Separation Agreement and General Release, which will provide you with severance benefits under this program, with the following exceptions:

     i) your severance benefit shall be payroll continuation payments for the 24-month period following your Release Date;

     ii) you will continue to earn age and service credit for pension calculation purposes during your entire payroll continuation period;

     iii) although you are not retirement eligible, during your payroll continuation period you will be eligible to participate in company provided employee benefit programs as though you were a retirement eligible employee;

     v) any award you would otherwise be eligible to receive under any incentive compensation program in which you were a participant during FY 2006 will be calculated as though your were actively employed for the full year, regardless of whether your active employment ends prior to September 30, 2006.

Your employment will then terminate on the last day of your payroll continuation period, and thereafter your treatment under Ashland's employee benefit plans will be on the same terms and conditions as apply to non-retirement eligible employees. Provided that all your Ashland Inc. stock options issued prior to September 2006, that continued to vest during your payroll continuation period, will become fully vested as of your termination date, and will thereafter be fully exercisable for their remaining term(s).

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Robert K. Randolph
August 15, 2006
Page 3 of 4

     You understand that your Separation Agreement and General Release will contain a general release of any claims you may have against Ashland which you must sign as a condition of receiving these severance benefits. You further understand that these severance benefits will be in lieu of any benefits you would otherwise be eligible to receive upon termination under the terms of your Executive Employment Agreement.

     In addition to the above referenced severance benefits, on your last day of active employment with Ashland (your "Release Date") a pro-rata share of the restricted stock previously granted to you by Ashland will become fully vested. The pro-rata vesting schedule will be calculated based on the number of shares issued to you, multiplied by the percentage of the total grant period that has elapsed as of your Release Date.

     During the term of this Letter Agreement, you will continue to receive compensation at a rate at least equivalent to your level of base pay in effect at the time this Agreement is executed. Ashland agrees that you will also continue to be eligible to participate in those employee benefits in which you are a current participant to the same extent as other regular full-time employees, including participation in applicable incentive compensation plans.

     You agree that you will keep the terms of this Letter Agreement, as well as the terms of the earlier retention agreements offered to you, completely confidential, and that you will not hereafter disclose any information concerning any of these agreements to anyone except your immediate family, financial advisor and/or attorney; provided, that they agree in advance of said disclosure to keep this information confidential and not disclose it to others.

     You further understand that this agreement will immediately terminate (an "Early Termination"), and Ashland will be relieved of any obligation to provide the Retention Bonus or the additional benefits described above if any of the following occurs during the term of this Agreement:

     i)   you voluntarily terminate your employment with Ashland;

     ii) you elect to accept a different position with Ashland that does not support the APAC business;

     iii) you violate the confidentiality provisions contained herein;

     iv) Ashland or Buyer terminates your employment for cause; For the purposes of this letter, termination for cause will arise if you:
          (a) substantially fail to perform your duties with Ashland or Buyer, unless such failure is due to your incapacity as a result of physical or mental illness; or (b) you engage in willful misconduct or gross negligence in performing your duties;
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Robert K. Randolph
August 15, 2006
Page 4 of 4

     v) you become disabled and you become eligible to receive payments under Ashland's Long Term Disability Plan at any time thereafter; or

     vi) in the event of your death. Provided, however, that Ashland will not be relieved of any obligations under its employee benefits plans which arise due to your death.

     This Letter Agreement shall terminate on the earlier of i) your Stay Date or ii) the date on which an Early Termination occurs. Provided, however, that the confidentiality provisions of this Letter Agreement and any obligations on the part of Ashland arising under this Letter Agreement during its term, or triggered under this Letter Agreement on the date of its termination, shall survive the termination of this Letter Agreement.

     This Letter Agreement does not, in any way, constitute a contract or agreement guaranteeing your continued employment. Ashland reserves the right to terminate your employment at any time, with or without cause.

     If you agree with the foregoing, please sign and date each original of this Letter Agreement in the space provided for your signature and fax a copy of this executed agreement to me at (859) 815-3823 no later than the close of business on August 18, 2006. Please then return one signed original to me by regular mail that same day. You may retain the other enclosed original for your records.

     Should you have any questions, please feel free to contact me.


                                       Sincerely yours,


                                       /s/ Susan B. Esler
                                       ------------------------
                                       Susan B. Esler



Agreed to and accepted
this 18 day of August, 2006.


/s/ Robert K. Randolph
----------------------------
Robert K. Randolph


cc: David L. Hausrath